Exhibit 99.1

For Further Information Contact
Harry J. Cynkus (404) 888-2922
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

EDDIE NORTHEN APPOINTED CHIEF FINANCIAL OFFICER AND TREASURER

ATLANTA, April 28, 2015 -- Rollins, Inc., a premier global consumer and commercial services company (NYSE:ROL), announced today that the Company’s Board of Directors elected Eddie Northen as the Company’s Chief Financial Officer and Treasurer, effective May 1, 2015. Northen will replace Harry Cynkus, Senior Vice President, Chief Financial Officer and Treasurer, who previously announced his plans to retire after 17 years with the company.

“I am pleased to officially recognize Eddie as our new Chief Financial Officer and Treasurer,” said Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. “He is a seasoned executive who brings exceptional skills and 30 years of experience to our company. Eddie’s financial leadership and international experience will be most valuable to us as we continue to grow our business domestically and abroad.”

Northen commented, “I am very excited to assume this role and want to personally thank Harry for all of his support and guidance during the transition period. I have had the opportunity to spend time with a number of Rollins team members in Atlanta and in the field, as well as meet with numerous investors. This exposure has made me feel even more privileged to be a part of this exceptional company.”

Northen, 50, joined UPS in 1985 and brings a wealth of tax, risk management and audit experience, as well as strong international knowledge to Rollins. Most recently, he was Vice President of International Finance & Accounting – Global Business Services for UPS. Previously, he was CFO of UPS' Asia Pacific Region based in Hong Kong, and he served as Vice President of Finance in the company's Pacific and West Regions.

Northen and his wife, Mayra, have two sons and reside in Alpharetta, GA. In addition to his professional accomplishments, he serves his community as the Board Chairman of Flood Student Missions, a non-profit that helps connect students with opportunities to serve in their community.

Northen received his bachelor’s degree from North Carolina State University and MBA from Regis University in Denver, Colo. He also participated in Harvard Business School’s Executive Education Program.

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC, Rollins Australia, Waltham Services LLC, PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

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